Malizia Spidi & Fisch, PC
ATTORNEYS AT LAW

1227 25th Street, N.W.	1900 South Atherton Street
Suite 200 West	Suite 101
Washington, D.C. 20037	State College, PA 16801
(202) 434-4660	(814) 272-3502
Facsimile: (202) 434-4661	Facsimile: (814) 272-3514

September 17, 2010

Board of Directors
Dimeco, Inc.
820 Church Street
Honesdale, Pennsylvania  18431

RE:           Registration Statement on Form S-8:
  Dimeco, Inc. 2010 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Dimeco, Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to 125,000 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”) pursuant to options and restricted awards granted under the Company’s 2010 Equity Incentive Plan (the “Plan”) as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

Malizia Spidi & Fisch, PC